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EXHIBIT 3.3 -- CERTIFICATE OF AMENDMENT


                            CERTIFICATE OF AMENDMENT
                         TO CERTIFICATE OF INCORPORATION
                                       OF
                             NATIONAL TECHTEAM, INC.


         William F. Coyro, Jr. and Michael A. Sosin certify that:

         1. They are President and Secretary, respectively, of National TechTeam, Inc., a Delaware corporation (the "Corporation").

         2. Article First of the Certificate of Incorporation is amended in its entirety to read:

         "FIRST, the name of the corporation is TechTeam Global, Inc."

         3. The foregoing Amendment of Certificate of Incorporation has been duly approved by the board of directors on February 26, 2002, in accordance with Section 141 (f) of the Delaware General Corporation Law.

         4. The foregoing Amendment of Certificate of Incorporation has been duly approved by the required vote of stockholders as of May 8, 2002 in accordance with Section 228 (a) of the Delaware General Corporation Law. The total number of outstanding share of the Corporation is 11,386,327. The number of shares voted in favor of the amendment equaled or exceeded the 50% votes required.

         We further declare under penalty of law that the matters set forth in this certificate are true and correct to our own knowledge.


                                              /s/ William F. Coyro, Jr.
                                              -------------------------
         Dated:   May 8, 2002                 William F. Coyro, Jr.
                                              President


                                              /s/ Michael A. Sosin
                                              ---------------------
                                              Michael A. Sosin
                                              Secretary